Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” and to the incorporation by reference to our report dated September 9, 2005 for the audited balance sheets of Vestin Fund I, LLC as of June 30, 2005 and September 30, 2004, and the related statements of income, members’ equity, and cash flows for the nine months ended June 30, 2005 and for each of the two years in the period ended September 30, 2004 included in the S-3 Registration Statement for Vestin Realty Mortgage I, Inc. filed on or about May 12, 2006.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Orange, California
May 12, 2006